UNITED
                                   STATES
               SECURITIES
                           AND
                               EXCHANGE
                                          COMMISSION
                         Washington,

                                    D.
                                      C.

                                        20549


                            SCHEDULE
                                       13G

                       Under

                           t
                           he
                             Secur
                                i
                                t
                                 i
                                 es
                                   Exchange
                                        Act

                                           of

                                            1934


                             (
                             Amendment

                                    No.

                                       10)
                                         *


                               EOG
                                  Resour
                                      ces,

                                        I
                                         nc.

                                (
                                Name
                                    of

                                      I
                                      ssuer
                                         )


                                Common
                                      St
                                       ock
                             (
                             Ti
                              t
                               l
                               e
                                of

                                  Cl
                                   ass
                                     of

                                       Secur
                                          i
                                          t
                                          i
                                           es)


                                 26875P101
                                (
                                CUSI
                                   P
                                    Number
                                         )


                               December

                                     31,

                                       2019
                     (
                     Dat
                       e
                        of

                          Event

                             Whi
                                ch
                                  Requi
                                     r
                                     es
                                       Fi
                                        l
                                        i
                                         ng
                                          of

                                            t
                                            hi
                                             s
                                              St
                                               at
                                                ement
                                                    )



Check
   t
    he
     appr
        opr
          i
          at
           e
            box
               t
               o
                desi
                  gnat
                     e
                      t
                      he
                        r
                        ul
                         e
                          pur
                            suant

                               t
                                o
                                 whi
                                   ch
                                    t
                                     hi
                                      s
                                       Schedul
                                           e
                                            i
                                             s
                                             f
                                              i
                                              l
                                               ed:

[
X]

  Rul
    e
     13d-
       1(
        b)

[

]

 Rul
   e
    13d-
       1(
        c)

[

]

 Rul
   e
    13d-
       1(
        d)



*The
   r
   emai
      nder

         of

          t
           hi
            s
             cover

                page
                   shal
                     l

                      be
                        f
                        i
                        l
                         l
                         ed
                           out

                             f
                             or

                               a
                                r
                                epor
                                   t
                                   i
                                    ng
                                     per
                                       son'
                                         s
                                          i
                                           ni
                                            t
                                            i
                                            al

                                              f
                                              i
                                               l
                                               i
                                               ng
                                                 on
                                                   t
                                                   hi
                                                    s
                                                     f
                                                      or
                                                       m
                                                        wi
                                                          t
                                                          h
                                                           r
                                                            espect

                                                               t
                                                                o
                                                                 t
                                                                 he
subj
  ect

    cl
     ass
       of

        secur
           i
            t
            i
            es,

              and
                 f
                 or

                   any
                     subsequent

                           amendment

                                  cont
                                     ai
                                      ni
                                       ng
                                         i
                                         nf
                                          or
                                           mat
                                             i
                                              on
                                               whi
                                                  ch
                                                   woul
                                                      d
                                                       al
                                                        t
                                                        er

                                                          t
                                                          he
                                                            di
                                                             scl
                                                              osur
                                                                 es
pr
 ovi
  ded
     i
     n
      a
       pr
        i
         or

          cover

              page.


The
  i
  nf
    or
     mat
       i
       on
         r
         equi
            r
            ed
              i
              n
               t
                he
                 r
                  emai
                     nder

                       of

                         t
                         hi
                          s
                           cover

                               page
                                  shal
                                    l

                                     not

                                       be
                                        deemed
                                             t
                                             o
                                              be
                                                "f
                                                 i
                                                  l
                                                  ed"
                                                    f
                                                     or

                                                      t
                                                      he
                                                        pur
                                                          pose
                                                             of

                                                              Sect
                                                                 i
                                                                 on
                                                                   18
                                                                     of

t
he
  Secur
     i
     t
     i
      es
       Exchange
             Act

                of

                 1934
                    (
                     "Act
                       ")

                         or

                          ot
                           her
                             wi
                              se
                                subj
                                  ect

                                    t
                                     o
                                      t
                                      he
                                        l
                                        i
                                        abi
                                          l
                                          i
                                           t
                                           i
                                            es
                                             of

                                               t
                                               hat

                                                 sect
                                                   i
                                                    on
                                                     of

                                                       t
                                                       he
                                                         Act

                                                           but

                                                             shal
                                                                l

                                                                be
                                                                  subj
                                                                    ect

t
o
 al
  l

   ot
    her

      pr
       ovi
         si
          ons
            of

              t
              he
                Act

                  (
                  however
                       ,

                        see
                          t
                          he
                            Not
                              es)
                                .























CUSI
   P:

    26875P101                                                         Page
                                                                       1
                                                                        of

     NAMES
           OF
             REPORTI
                  NG
                     PERSONS
 1   I
      .
      R.
       S.

         I
         DENTI
              FI
               CATI
                  ON
                    NOS.

                        OF
                          ABOVE
                               PERSONS
                                      (
                                      ENTI
                                         TI
                                          ES
                                            ONLY)

     Capi
        t
         al

          Research
                Gl
                  obal

                     Invest
                        ors
                           **


     CHECK
          THE
             APPROPRI
                    ATE
                       BOX
                          I
                           F
                            A
                             MEMBER
                                    OF
                                      A
                                       GROUP
                                            (
                                             SEE
                                                I
                                                NSTRUCTI
                                                       ONS)

 2                                                                 (
                                                                    a)





                                                                    (
                                                                    b)





     SEC
        USE
           ONLY
 3

     CI
       TI
        ZENSHI
             P
              OR
                PLACE
                     OF
                       ORGANI
                             ZATI
                                ON
 4
     Del
        aware

                  SOLE
                      VOTI
                          NG
                            POWER
             5
                  60,
                    546,
                       994

                  SHARED
                        VOTI
                            NG
                              POWER
             6
 NUMBER
        OF
   SHARES         NONE
BENEFICIALLY
 OWNED
       BY        SOLE
                      DI
                        SPOSI
                           TI
                             VE
                               POWER
             7
   EACH
 REPORTING        60,
                    548,
                       187
PERSON
      WITH:

                  SHARED
                        DI
                          SPOSI
                              TI
                               VE
                                 POWER
             8
                  NONE

     AGGREGATE
              AMOUNT
                     BENEFI
                         CI
                           ALLY
                               OWNED
                                    BY
                                       EACH
                                           REPORTI
                                                 NG
                                                   PERSON
 9
     60,
       548,
          187









               Benef
                  i
                   ci
                    al

                     owner
                         shi
                          p
                           di
                            scl
                              ai
                               med
                                  pur
                                   suant

                                       t
                                       o
                                        Rul
                                          e
                                           13d-
                                              4





     CHECK
          BOX
              I
              F
               THE
                  AGGREGATE
                           AMOUNT
                                  I
                                  N
                                   ROW
                                       (
                                       9)

                                         EXCLUDES
                                                 CERTAI
                                                      N
                                                       SHARES
                                                             (
                                                             SEE
                                                                I
                                                                NSTRUCTI
                                                                       ONS)

 10


     PERCENT
            OF
              CLASS
                   REPRESENTED
                             BY
                               AMOUNT
                                     I
                                      N
                                       ROW
                                           9
 11
     10.
       4%



     TYPE
         OF
           REPORTI
                 NG
                   PERSON
                         (
                          SEE
                            I
                             NSTRUCTI
                                    ONS)

 12
     IA



**
 A
   di
    vi
     si
      on
       of

         Capi
            t
            al

             Resear
                 ch
                   and
                     Management

                             Company
                                  (
                                   CRMC)








CUSI
   P:

    26875P101                                                         Page
                                                                       2
                                                                        of

                  SECURITIES
                            AND
                                EXCHANGE
                                         COMMISSION
                           Washi
                               ngt
                                 on,

                                    DC
                                       20549

                              Schedul
                                    e
                                     13G
                     Under
                         t
                          he
                            Securi
                                t
                                i
                                 es
                                   Exchange
                                          Act

                                            of
                                              1934

Amendment

       No.

         10

I
t
em
  1(
    a)





      Name
          of

            I
            ssuer
               :

       EOG
          Resour
              ces,

                 I
                 nc.


I
t
em
  1(
    b)





      Addr
         ess
           of

             I
             ssuer
                '
                s
                 Pr
                   i
                   nci
                     pal

                       Execut
                           i
                           ve
                             Of
                              f
                               i
                               ces:

       1111
          Bagby,

              Sky
                 Lobby
                     2
       Houst
          on,

            TX
               77002

I
t
em
  2(
    a)





      Name
          of

            Per
             son(
                s)

                 Fi
                  l
                   i
                   ng:

       Capi
          t
          al

           Resear
               ch
                 Gl
                  obal

                     I
                     nvest
                        or
                         s

I
t
em
  2(
    b)





      Addr
         ess
           of

             Pr
              i
              nci
                pal

                  Busi
                     ness
                       Of
                         f
                         i
                          ce
                           or
                             ,

                             i
                              f

                              none,

                                  Resi
                                    dence:

       333
         Sout
            h
             Hope
                St
                  r
                  eet

       Los
         Angel
             es,

               CA
                 90071

I
t
em
  2(
    c)





      Ci
        t
        i
        zenshi
            p:



              N/
                A

I
t
em
  2(
    d)





      Ti
        t
        l
        e
         of

           Cl
            ass
              of

                Secur
                   i
                   t
                    i
                    es:

       Common
             St
              ock

I
t
em
  2(
    e)





      CUSI
          P
           Number
               :

       26875P101

I
t
em
  3




     I
     f

      t
       hi
        s
        st
         at
          ement

              i
               s
               f
                i
                l
                 ed
                  pur
                    suant

                       t
                        o
                         sect
                           i
                           ons
                              240.
                                13d-
                                   1(
                                    b)

                                     or

                                       240.
                                         13d-
                                            2(
                                             b)

                                              or

                                                (
                                                c)
                                                  ,

                                                  check
                                                      whet
                                                         her

                                                           t
                                                           he
                                                             per
                                                              son
                                                                 f
                                                                 i
                                                                  l
                                                                  i
                                                                  ng
                                                                    i
                                                                    s
                                                                     a:


       (
       e)






           [
           X]





              An
                i
                 nvest
                    ment

                       advi
                         ser

                           i
                            n
                             accor
                                dance
                                   wi
                                     t
                                     h
                                      sect
                                        i
                                         on
                                          240.
                                             13d-
                                               1(
                                                b)
                                                  (
                                                  1)
                                                   (
                                                    i
                                                    i
                                                    )
                                                     (
                                                     E)
                                                       .


I
t
em
  4




     Owner
         shi
          p

       Pr
        ovi
          de
            t
            he
              f
              ol
               l
                owi
                  ng
                   i
                    nf
                     or
                      mat
                        i
                         on
                          r
                           egar
                             di
                              ng
                                t
                                he
                                  aggr
                                     egat
                                       e
                                        number

                                            and
                                               per
                                                 cent
                                                   age
                                                     of

                                                       t
                                                       he
                                                         cl
                                                          ass
                                                            of

                                                             secur
                                                                i
                                                                 t
                                                                 i
                                                                 es
                                                                   of

                                                                    t
                                                                     he
       i
       ssuer

           i
           dent
             i
              f
              i
               ed
                i
                 n
                  I
                  t
                   em
                     1.



       (
       a)
              Amount

                   benef
                       i
                       ci
                        al
                         l
                         y
                          owned:

       (
       b)
              Per
                cent

                   of

                     cl
                      ass:

       (
       c)
              Number

                   of

                     shar
                       es
                         as
                          t
                           o
                            whi
                              ch
                               t
                                he
                                 per
                                   son
                                      has:

       (
       i
        )
              Sol
                e
                 power

                     t
                      o
                       vot
                        e
                         or

                           t
                           o
                            di
                             r
                              ect

                                t
                                he
                                  vot
                                    e:

       (
       i
        i
        )
              Shar
                 ed
                   power

                       t
                       o
                        vot
                          e
                           or

                            t
                             o
                              di
                               r
                               ect

                                 t
                                  he
                                   vot
                                     e:

       (
       i
        i
        i
         )
              Sol
                e
                 power

                     t
                      o
                       di
                        spose
                           or

                             t
                             o
                              di
                               r
                                ect

                                  t
                                  he
                                    di
                                     sposi
                                        t
                                        i
                                        on
                                          of
                                           :

       (
       i
        v)
              Shar
                 ed
                   power

                       t
                       o
                        di
                         spose
                            or

                              t
                              o
                               di
                                r
                                 ect

                                   t
                                   he
                                     di
                                      sposi
                                         t
                                         i
                                          on
                                           of
                                             :


       See
         page
            2


       Capi
          t
          al

           Resear
               ch
                 Gl
                  obal

                     I
                     nvest
                        or
                         s
                          di
                           vi
                             si
                             ons
                                of

                                 CRMC
                                      i
                                      s
                                       deemed
                                            t
                                            o
                                             be
                                               t
                                               he
                                                 benef
                                                    i
                                                    ci
                                                     al

                                                       owner

                                                          of

                                                            60,
                                                              548,
                                                                187
                                                                  shar
                                                                     es
       or

         10.
          4%
            of

              t
              he
                581,
                  764,
                     095
                       shar
                          es
                           bel
                             i
                             eved
                                t
                                 o
                                  be
                                   out
                                     st
                                      andi
                                        ng.


I
t
em
  5




     Owner
         shi
          p
           of

             Fi
              ve
                Per
                 cent

                    or

                      Less
                         of

                          a
                           Cl
                            ass.


                               I
                               f

                                t
                                 hi
                                  s
                                   st
                                    at
                                     ement

                                        i
                                         s
                                          bei
                                           ng
                                             f
                                              i
                                              l
                                              ed
                                                t
                                                o
                                                 r
                                                  epor
                                                    t

                                                     t
                                                     he
                                                       f
                                                        act

                                                          t
                                                          hat

                                                            as
                                                             of

                                                               t
                                                               he
                                                                 dat
                                                                   e
       her
         eof

           t
           he
             r
             epor
                t
                i
                 ng
                  per
                    son
                      has
                         ceased
                             t
                             o
                              be
                                t
                                he
                                  benef
                                     i
                                     ci
                                      al

                                        owner

                                           of

                                             mor
                                               e
                                                t
                                                 han
                                                   f
                                                   i
                                                    ve
                                                     per
                                                       cent

                                                          of

                                                           t
                                                            he
                                                             cl
                                                              ass
                                                                of

       secur
          i
          t
           i
           es,

             check
                 t
                 he
                   f
                   ol
                    l
                     owi
                       ng:

                         [

                          ]


I
t
em
  6




     Owner
         shi
          p
           of

             Mor
               e
                t
                 han
                   Fi
                    ve
                      Per
                        cent

                          on
                            Behal
                               f

                                of

                                 Anot
                                    her

                                      Per
                                        son:

                                           N/
                                            A

I
t
em
  7




     I
     dent
        i
        f
         i
         cat
           i
           on
             and
               Cl
                assi
                  f
                   i
                   cat
                     i
                     on
                       of

                         t
                         he
                           Subsi
                              di
                               ar
                                y
                                 Whi
                                   ch
                                     Acqui
                                        r
                                         ed
                                          t
                                           he
                                            Secur
                                                i
                                                t
                                                y
                                                 Bei
                                                   ng
                                                     Repor
                                                        t
                                                         ed
                                                           on
                                                            By
                                                              t
                                                               he
                                                                Par
                                                                  ent

       Hol
         di
          ng
            Company
                  or

                   Cont
                      r
                      ol

                        Per
                          son:

                            N/
                              A

I
t
em
  8




     I
     dent
        i
        f
         i
         cat
           i
           on
             and
               Cl
                assi
                  f
                   i
                   cat
                     i
                     on
                       of

                         Member
                             s
                              of

                                t
                                he
                                  Gr
                                   oup:


                                      N/
                                        A
CUSI
   P:

    26875P101                                                         Page
                                                                       3
                                                                        of

I
t
em
  9




     Not
       i
       ce
         of

          Di
            ssol
              ut
               i
               on
                 of

                   Gr
                    oup:


                       N/
                         A

I
t
em
  10




      Cer
        t
        i
        f
         i
         cat
           i
           on

       By
         si
          gni
            ng
             bel
               ow,

                  I

                  cer
                    t
                    i
                     f
                     y
                      t
                       hat
                        ,

                         t
                         o
                          t
                           he
                             best

                               of

                                 my
                                   knowl
                                      edge
                                         and
                                            bel
                                             i
                                              ef
                                               ,

                                               t
                                                he
                                                 secur
                                                    i
                                                     t
                                                     i
                                                      es
                                                       r
                                                       ef
                                                         er
                                                          r
                                                          ed
                                                            t
                                                            o
                                                             above
                                                                 wer
                                                                   e
       acqui
          r
          ed
            and
               ar
                e
                 hel
                  d
                   i
                    n
                     t
                     he
                       or
                        di
                         nar
                           y
                            cour
                              se
                                of

                                 busi
                                    ness
                                      and
                                         wer
                                           e
                                            not

                                              acqui
                                                 r
                                                 ed
                                                   and
                                                     ar
                                                      e
                                                       not

                                                          hel
                                                           d
                                                            f
                                                             or

                                                              t
                                                               he
                                                                pur
                                                                  pose
                                                                     of

       or

         wi
          t
          h
           t
            he
             ef
              f
               ect

                 of

                  changi
                      ng
                        or

                         i
                          nf
                           l
                           uenci
                              ng
                                t
                                he
                                  cont
                                    r
                                     ol

                                      of

                                        t
                                        he
                                          i
                                          ssuer

                                             of

                                               t
                                               he
                                                 secur
                                                    i
                                                    t
                                                     i
                                                     es
                                                       and
                                                         wer
                                                           e
                                                            not

                                                              acqui
                                                                 r
                                                                  ed
                                                                   and
       ar
        e
         not

           hel
             d
              i
              n
               connect
                    i
                    on
                      wi
                       t
                        h
                         or

                          as
                            a
                             par
                              t
                               i
                               ci
                                pant

                                   i
                                   n
                                    any
                                       t
                                       r
                                        ansact
                                           i
                                           on
                                             havi
                                               ng
                                                 t
                                                  hat

                                                    pur
                                                      pose
                                                        or

                                                          ef
                                                           f
                                                           ect
                                                             .







 Si
  gnat
     ur
      e

       Af
        t
         er

          r
           easonabl
                e
                 i
                 nqui
                   r
                    y
                     and
                       t
                        o
                         t
                         he
                           best

                             of

                               my
                                 knowl
                                    edge
                                       and
                                          bel
                                           i
                                            ef
                                             ,

                                              I

                                              cer
                                                t
                                                 i
                                                 f
                                                 y
                                                  t
                                                   hat

                                                     t
                                                     he
                                                       i
                                                       nf
                                                        or
                                                          mat
                                                            i
                                                            on
                                                              set

                                                                f
                                                                or
                                                                 t
                                                                  h
                                                                   i
                                                                   n
                                                                    t
                                                                     hi
                                                                      s
       st
        at
         ement

             i
             s
              t
              r
               ue,

                 compl
                    et
                     e
                      and
                         cor
                          r
                           ect
                            .


        Dat
          e:

                      Januar
                          y
                           10,

                              2020

        Si
         gnat
           ur
            e:
                      /
                       s/

                        Donal
                            d
                             H.

                               Rol
                                 f
                                 e
        Name/
           Ti
             t
             l
             e:
                      Donal
                          d
                           H.

                             Rol
                               f
                               e
                                -

                                 Seni
                                    or

                                     Vi
                                       ce
                                        Pr
                                         esi
                                           dent

                                              and
                                                Seni
                                                  or

                                                    Counsel
                                                        ,

                                                         Fund
                       Busi
                         ness
                            Management

                                    Gr
                                     oup
                       Capi
                         t
                          al

                           Resear
                               ch
                                 and
                                   Management

                                           Company









































CUSI
   P:

    26875P101                                                        Page
                                                                       4
                                                                        of

                                                                          4